UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2024

INUVO, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 President Clinton Ave., Ste. 300, Little Rock, AR	72201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (501) 205-8508

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	INUV	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The disclosures in Item 2.03 below relating to the Financing Agreement (as defined below) are incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

The disclosures in Item 2.03 below relating to the termination of the Loan and Security Agreement, dated February 28, 2020, effective March 12, 2020, as amended by that certain Amendment No. 1 to Loan and Security Agreement and Collateral Documents, dated March 1, 2023 (collectively, the “Existing Loan Agreement”), between Inuvo, Inc. (the “Company”), and Mitsubishi HC Capital America, Inc. (“MHCA”), in connection with the closing of the Financing Agreement, are incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 31, 2024, the Company reported that it and its wholly owned subsidiaries, Vertro, Inc., ValidClick Inc., Think Relevant Media, LLC, Kowabugna Marketing, Inc., Bonfire Publishing Group, LLC, Southern Muse Media, LLC, Netseer, Inc., Emerald Brands, LLC, Alot, Inc., and Daily Reads, LLC, on a joint and several basis (collectively, “Borrower”), entered into a Financing and Security Agreement (the “Financing Agreement”) with SLR Digital Finance LLC (“SLR”), dated July 30, 2024. Pursuant to the terms of the Financing Agreement, SLR will finance up to ten million dollars ($10,000,000) (the “Maximum Line Amount”).

The term of the Financing Agreement is 36 months (the “Initial Term”) and shall be automatically extended for successive one-year terms (each, a “Renewal Term”) unless Borrower shall provide 60 days prior written notice to Lender of its intention to terminate at the end of the Initial Term or any then current Renewal Term. Under the terms of the Financing Agreement, the Company is permitted to borrow up to 90% of eligible accounts receivable up to the maximum line amount, subject to customer concentration limits of 30% (which is extended to 80% for the Company’s largest customer). All obligations to MHCA have been satisfied and the Existing Loan Agreement was terminated as of July 31, 2024.

For the initial 30-day period after each advance of an account under the Financing Agreement, such advance is subject to a flat fee equal to 1/12 multiplied by the Prime Rate plus 1.00% per annum (but in no event less than 7.00% per annum). After the initial 30-day period, each advance is subject to a monthly rate equivalent to 1/12 multiplied by the Prime Rate plus 1.00% per annum, but in no event less than 7.00% per annum, prorated daily on the net amount advanced outstanding with respect to any invoice for a financed account.

Upon the occurrence of any event of default, Lender, at its option, and without notice or demand of any kind may exercise its rights, including but not limited to (a) cease advancing money or extending credit to or for the benefit of Borrower under the Financing Agreement; (b) accelerate and declare all or any part of the obligations due under the Financing Agreement to be immediately due, payable, and performable; and (c) take possession of any or all of the collateral. As collateral securing the obligations under the Financing Agreement, Borrower granted to Lender a continuing first priority security interest in all of such Borrower’s collateral. The Financing Agreement also contains customary representations and warranties and certain customary affirmative and negative covenants.

The Company agreed to pay SLR an annual facility fee (the “Facility Fee”) in the amount of 0.80% of the Maximum Line Amount. The Company is also obligated to pay SLR a monthly servicing fee of 0.15% of the average net amount of obligations outstanding during each month.

The foregoing description of the Financing Agreement does not purport to be complete is qualified in its entirety by reference to the complete text of the Financing Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On July 31, 2024, the Company issued a press release regarding the Financing Agreement.  A copy of the press release is being furnished as Exhibit 99.1. The information in this Current Report on Form 8-K under this caption and the accompanying Exhibit 991.1 are being furnished under Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1*

Financing and Security, by and among Inuvo, Inc., Vertro, Inc., ValidClick, Inc., Think Relevant Media, LLC, Kowabugna Marketing, Inc., Bonfire Publishing Group, LLC, Southern Muse Media, LLC, Netseer, Inc., Emerald Brands, LLC, Alot, Inc. and Daily Reads, LLC, and SLR Digital Finance LLC

99.1	Press Release, dated July 31, 2024, entitled “Inuvo Secures $10 Million Credit Line from SLR Digital Finance”

* Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules or exhibits upon request of the U.S. Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INUVO, INC.

Date: July 31, 2024	By:	/s/ John B. Pisaris
John B. Pisaris, General Counsel

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